EXHIBIT 99.1

Legacy Reserves LP Announces Second Quarter 2008 Results

MIDLAND, Texas, Aug. 6, 2008 (PRIME NEWSWIRE) -- Legacy Reserves LP ("Legacy") (Nasdaq:LGCY) today announced second quarter results for 2008. This unaudited financial information is preliminary and is subject to adjustments in connection with the final unaudited financial statements to be released on or about August 8, 2008 within Legacy's Quarterly Report on Form 10-Q.

A summary of selected financial information follows. For condensed consolidated financial statements, please see accompanying tables.

 ---------------------------------------------------------------------
                                 Three Months Ended   Six Months Ended
                                 ------------------  -----------------
                                 June 30,  March 31,      June 30,
                                 ------------------- -----------------
                                   2008      2008      2008      2007
 ---------------------------------------------------------------------
                                         (dollars in millions)
 Production (Boe/d)                7,363     6,813     7,088    4,099
 Revenue                           $66.6     $48.8    $115.4    $38.7
 Expenses                          $31.9     $24.8     $56.6    $30.5
 Operating income                  $34.8     $24.0     $58.8     $8.2
 Unrealized loss on commodity
  swaps                          ($201.3)   ($34.0)  ($235.4)  ($17.5)
 Net Loss                        ($175.8)   ($21.1)  ($196.9)   ($6.9)
 Adjusted EBITDA (*)               $31.5     $27.2     $58.7    $25.8
 Distributable Cash Flow (*)       $25.3     $22.3     $47.7    $16.8
 ---------------------------------------------------------------------

 (*) See "Non-GAAP Financial Measures" on the last page.

Highlights of the second quarter of 2008 compared to the first quarter of 2008:

 * Production increased 8% to 7,363 Boe per day from 6,813 Boe per day.
 * Adjusted EBITDA increased 16% to $31.5 million from $27.2 million.
 * Distributable cash flow increased 13% to $25.3 million from $22.3 million.
 * The net loss of $175.8 million was impacted by $201.3 million of unrealized losses on oil, natural gas liquids ("NGL") and natural gas swaps, compared to a net loss of $21.1 million in the first quarter of 2008, which included unrealized losses on oil and natural gas swaps of $34.0 million.
 * Closed $107.2 million of acquisitions in the second quarter of
   2008 compared to $29.6 million in the first quarter.

Comparisons of six months ended June 30, 2008 to the six months ended June 30, 2007:

 * Production increased 73% to 7,088 Boe per day in 2008 from 4,099 in 2007.
 * Adjusted EBITDA more than doubled to $58.7 million from $25.8 million in 2007.
 * Distributable cash flow increased 2.8 times to $47.7 million from
   $16.8 million.

Cary Brown, Chairman and Chief Executive Officer of Legacy Reserves GP, LLC, the general partner of Legacy, said, "We had another strong quarter in acquisitions, production growth, and oil and gas prices. Over the past year our revenues have tripled, increasing our operating income six fold to $34.8 million in the second quarter of 2008 from $5.2 million in the second quarter of 2007. These results enabled us to increase our distribution 3 cents compared to the prior quarter, our fifth consecutive quarterly increase."

Acquisition Update

During the second quarter, Legacy acquired approximately $107.2 million of properties with proved reserves of 6,167 MBoe, 83% of which is proved developed producing ("PDP"). These acquisitions added 1,074 Boe per day of production, 70% of which is oil and NGLs. Subsequent to the end of the second quarter, we closed an additional $14.6 million of acquisitions containing 808 MBoe of proved reserves (100% PDP), 129 Boe per day of production, 100% of which is oil. Year to date, Legacy has acquired approximately $156 million of properties in 11 transactions with proved reserves totaling 9,159 MBoe, 87% of which is PDP, and 1,592 Boe per day of production, of which 72% is oil and NGLs.

Development Capital Budget Increased to $28.6 Million

Due to increases in Legacy's cash flow from property acquisitions, higher commodity prices and production performance, Legacy's Board of Directors approved an increase to the 2008 development capital budget to $28.6 million from $21.0 million to pursue identified growth projects.

Financial and Operating Results

Legacy was formed in October 2005 to own and operate the oil and natural gas properties it acquired from its Founding Investors in connection with the closing of a private equity offering on March 15, 2006 ("Formation Transaction"). Legacy completed its Initial Public Offering on January 18, 2007. The information discussed below is contained in operational data and financial statements at the end of this release.

SECOND QUARTER 2008 RESULTS COMPARED TO FIRST QUARTER 2008

Comparisons are made of the second quarter ended June 30, 2008 to the first quarter ended March 31, 2008, as it presents relevant sequential growth in performance measures and reflects the results of our acquisitions.

Adjusted EBITDA

Adjusted EBITDA totaled $31.5 million in the second quarter of 2008 compared to $27.2 million in the first quarter of 2008. The increase is attributable to our acquisition of oil and natural gas properties for an approximate aggregate purchase price of $107.2 million in the second quarter of 2008, our ongoing development program and higher oil, NGL, and natural gas prices discussed below. (See "Non-GAAP Financial Measures" and the associated table for a discussion of management's use of Adjusted EBITDA in this release and a reconciliation of Legacy's consolidated net loss to Adjusted EBITDA.)

Distributable Cash Flow

Distributable cash flow totaled $25.3 million in the second quarter of 2008 compared to $22.3 million in the first quarter. The increase is primarily attributable to higher commodity prices and increased oil, NGL and natural gas production volumes in the second quarter of 2008 compared to the first quarter. (See "Non-GAAP Financial Measures" and the associated table for a discussion of management's use of Distributable Cash Flow in this release and a reconciliation of Legacy's consolidated net loss to Distributable Cash Flow.)

Production

Net oil, NGL and natural gas production increased to 7,363 Boe per day for the second quarter of 2008 from 6,813 Boe per day in the first quarter. Our production increase of 8% over the first quarter resulted from a combination of our acquisition of oil and natural gas properties and our ongoing development program.

Commodity Derivatives

Due to higher product prices in the period, we had a cash loss on commodity swap settlements of $15.1 million in the second quarter 2008 compared to a cash loss of $6.8 million in the first quarter of 2008. We swapped 68% of our produced oil, NGL and natural gas volumes in the second quarter 2008 and 70% in the first quarter.

Legacy enters into derivatives transactions with unaffiliated third parties with respect to oil, NGL and natural gas prices to achieve more predictable cash flows and to reduce its exposure to short-term fluctuations in oil, NGL and natural gas prices. These derivatives instruments are accounted for in accordance with SFAS No. 133 - Accounting for Derivative Instruments and Hedging Activities. These instruments are intended to mitigate a portion of Legacy's price risk and may be considered hedged for economic purposes but Legacy has chosen not to designate them as cash flow hedges for accounting purposes. Therefore, all derivatives instruments are recorded on the balance sheet at fair value which requires us to mark our future derivatives positions to market each quarter resulting in unrealized gains or losses which impact reported net income. Unrealized gains or losses represent current period mark-to-market adjustments for commodity derivatives which will be settled in future periods. Unrealized gains or losses result in a non-cash impact on earnings and do not affect our ability to make our expected cash distributions. However, sustained or increased oil, NGL and natural gas prices will result in cash losses on our commodity derivative instruments. The majority of our derivatives instruments now in place are in the form of swaps of floating prices for fixed prices paid by the counterparty. In June, Legacy entered into a costless collar which hedged approximately 200 Boe per day from January 2009 through December 2012 with a $120.00 put and $156.30 call. If NYMEX WTI oil prices remain between $120.00 and $156.30 per barrel at the expiration of a given monthly contract, no cash settlement is due. If prices close below $120.00, Legacy is paid by the counterparty, if above $156.30, Legacy pays the counterparty.

Revenue and Commodity Prices

Oil, NGL and natural gas sales for the second and first quarters of 2008 were $66.6 and $48.8 million, respectively. An 8% increase in sales volumes and a 26% increase per Boe in realized prices accounted for the increased revenue.

Oil and natural gas prices increased in the second quarter of 2008. Realized oil prices for the second and first quarters of 2008 averaged $122.32 and $95.12 per barrel, respectively. Including the effect of cash losses on settled oil swaps, oil prices were $90.52 and $77.76 per barrel in the second and first quarters of 2008, respectively. Realized natural gas prices were $10.82 and $8.73 per Mcf for the second and first quarters of 2008, respectively. Including the effect of cash gains on settled natural gas swaps, natural gas prices were $9.58 and $9.23 per Mcf for the same periods.

For the three months ended June 30, 2008, oil, NGL and natural gas derivative contracts, all of which are in the form of swaps, covered approximately 68% of Legacy's production at a weighted average NYMEX West Texas Intermediate ("WTI") oil price of $71.82 per barrel and $7.89 per MMBtu, which is a combination of NYMEX Henry Hub, Waha (West Texas) and ANR-Oklahoma indexes. Legacy's realized prices are less than NYMEX WTI and Henry Hub natural gas due to quality and location differentials. The vast majority of Legacy's gas is sold on contracts that are based upon or more closely reflect Waha and ANR-OK indexes than Henry Hub. One Mcf of natural gas produced and sold equals approximately one MMBtu of swapped natural gas volume after the natural gas is processed and NGLs are recovered at a plant.

Costs

Production costs and ad valorem taxes, excluding severance taxes, for the second quarter of 2008 increased to $20.17 per Boe from $15.37 per Boe for the first quarter of 2008. The increase was a result of higher oil and natural gas prices, which have an effect on certain production costs, such as electricity used to lift oil and fluids and chemicals used to treat wells.

General and administrative ("G&A") expenses increased during the second quarter 2008 to $5.52 per Boe from $4.87 per Boe in the first quarter due to growth in employee headcount and seasonal professional services including accounting and legal fees. When non-cash employee compensation is excluded, G&A expense was $3.57 per Boe for the three months ended June 30, 2008 and $4.64 per Boe for the three months ended March 31, 2008.

Depletion, Depreciation and Amortization ("DD&A")

Depletion, depreciation and amortization expense remained relatively constant, increasing to $15.71 per Boe in the second quarter 2008 from $15.51 per Boe in the first quarter.

Net Loss

Net loss for the second quarter of 2008 was $175.8 million, which was unfavorably impacted by $201.3 million of net unrealized losses on the fair value of our future commodity swaps. In the first quarter we recorded a net loss of $21.1 million, which was unfavorably impacted by $34.0 million of net unrealized losses on our future commodity swaps. Excluding the unrealized losses on commodity swaps, our net income would have been $25.5 million and $12.9 million in the second and first quarters, respectively, of 2008.

SIX MONTHS ENDED JUNE 30, 2008 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2007

Adjusted EBITDA

Adjusted EBITDA increased to $58.7 million for the six months ended June 30, 2008, from $25.8 million for the six months ended June 30, 2007. The increase is attributable to our oil and natural gas property acquisitions, to our development program and higher oil, NGL and natural gas prices discussed below.

Distributable Cash Flow

Distributable cash flow increased to $47.7 million for the six months ended June 30, 2008, from $16.8 million for the six months ended June 30, 2007. The increase is attributable to our oil and natural gas property acquisitions, our development program and higher oil, NGL and natural gas prices discussed below.

Production

Net oil, NGL and natural gas production averaged 7,088 Boe per day in the first half of 2008, an increase from 4,099 Boe per day in the first half of 2007. Our production increase of 73% is primarily due to our acquisitions of oil and natural gas properties and secondarily from our development program.

Revenues and Realized Prices

For the six months ended June 30, 2008 and 2007, oil, NGL and natural gas sales were $115.4 million and $38.7 million, respectively.

For the six months ended June 30, 2008 and 2007, average realized oil prices, excluding oil derivative contract settlements, were $109.02 and $57.79 per barrel, respectively. Including the effects of realized gains and losses on our oil swaps, realized oil prices were $84.28 and $61.87 per barrel for the same periods. For the six-months ended June 30, 2008 and 2007, realized natural gas prices averaged $9.85 and $6.54 per Mcf, respectively. Including the effects of our natural gas swaps, realized natural gas prices were $9.42 and $7.93 per Mcf for 2008 and 2007, respectively. The stated results are inclusive of natural gas basis swaps that we use to improve the effectiveness of our natural gas swaps.

For the six months ended June 30, 2008, oil, NGL and natural gas derivative contracts, all of which are in the form of swaps, covered approximately 69% of Legacy's production at a weighted average NYMEX WTI oil price of $71.00 per barrel and $8.25 per MMBtu, which is a combination of NYMEX Henry Hub, Waha (West Texas) and ANR-Oklahoma indexes. Legacy's realized prices are less than NYMEX WTI and Henry Hub natural gas due to quality and location differentials. One Mcf of natural gas produced and sold equals approximately one MMBtu of swapped natural gas volumes after the natural gas is processed and NGLs are recovered at a plant.

Costs

For the six months ended June 30, 2008 and 2007, production costs and ad valorem taxes, excluding production severance taxes, increased to $17.86 per Boe from $14.59 per Boe. The increase in production costs per Boe is primarily related to higher cost, non-operated properties acquired in the third quarter 2007 as well as increases in costs related to higher oil and natural gas prices, such as electricity required to power artificial lift equipment and pumps used in the production of oil.

G&A expenses for the six months ended June 30, 2008 and 2007, decreased to $5.20 per Boe from $6.19 per Boe, reflecting the cost of our IPO in January of 2007, particularly related to additional professional service fees and professional employee requirements. When excluding our non-cash employee compensation, G&A expense was $4.09 per Boe for the six months ended June 30, 2008 and $4.83 per Boe for the six months ended June 30, 2007.

Depletion, Depreciation and Amortization ("DD&A")

DD&A expense for the six months ended June 30, 2008 decreased to $15.61 per Boe from $16.32 per Boe in the six months ended June 30, 2007. Our DD&A expense per Boe decreased due to the additional reserves added by our recent acquisitions at reserve replacement costs below our 2007 DD&A rates which were impacted by our March 2006 Formation Transaction. Under the successful efforts method of accounting, Legacy calculates DD&A on an individual producing field basis. Changes in reserve estimates and in the timing and amount of abandonment cost estimates as well as changes in the timing and amount of development projects of one or two fields can cause variations in the aggregate DD&A rate.

Net Loss

Net loss for the six months ended June 30, 2008 was $196.9 million, which was unfavorably impacted by $235.3 million of net unrealized losses on the fair value of our future commodity swaps. For the six months ended June 30, 2007, we recorded a net loss of $6.9 million, which was unfavorably impacted by $17.5 million of net unrealized losses on our commodity swap positions. For the six months ended June 30, 2008, we had $21.9 million of cash losses on swap settlements, compared to $3.8 million of cash gains on swap settlements for the six months ended June 30, 2007.

Commodity Derivatives

We have entered into the following fixed price swaps for oil and natural gas to help mitigate the risk of commodity price volatility. As of August 4, 2008, we had entered into swap agreements to receive average NYMEX WTI oil and Henry Hub, Waha and ANR-Oklahoma natural gas prices as summarized below starting with July, 2008 through December, 2012:

 WTI:

                      Annual             Average           Price
 Calendar Year     Volumes (Bbls)     Price per Bbl    Range per Bbl
 -------------    ---------------     -------------   ----------------
      2008               646,579      $      74.19    $62.25 - $101.47
      2009             1,343,613      $      79.99    $61.05 - $140.00
      2010             1,261,045      $      79.47    $60.15 - $140.00
      2011             1,025,840      $      85.42    $67.33 - $140.00
      2012               750,000      $      76.85    $67.72 - $101.47

 Natural Gas:

                      Annual             Average           Price
 Calendar Year    Volumes (MMBtu)    Price per MMBtu   Range per MMBtu
 -------------    ---------------    ---------------   ---------------
     2008              1,589,437     $         8.05     $6.85 - $9.10
     2009              2,924,042     $         8.06     $6.85 - $10.18
     2010              2,610,359     $         7.85     $6.85 - $9.73
     2011              1,908,616     $         8.00     $6.85 - $8.70
     2012              1,371,036     $         8.01     $6.85 - $8.70

 Additionally, we have entered into a costless collar for NYMEX WTI with the following attributes:

                      Annual          Average            Price
 Calendar Year     Volumes (Bbl)     Put ($/Bbl)      Call ($/Bbl)
 -------------     -------------     -----------     -------------
     2009             75,400         $   120.00      $     156.30
     2010             71,800         $   120.00      $     156.30
     2011             68,300         $   120.00      $     156.30
     2012             65,100         $   120.00      $     156.30

Location and quality differentials attributable to our properties are not reflected in the above prices. The agreements provide for monthly settlement based on the difference between the agreement fixed price and the actual reference oil and natural gas index prices.

We have entered into basis swaps to receive floating NYMEX prices less a fixed basis differential and pay prices based on the floating Waha index, a natural gas hub in West Texas. The prices that we receive for our Permian Basin natural gas sales follow Waha more closely than NYMEX Henry Hub natural gas. The basis swaps thereby provide a better correlation between our natural gas sales and the settlement payments on our natural gas swaps. The following table summarizes, for the periods indicated, our NYMEX basis swaps currently in place for production months July, 2008 through December, 2010:

                        Annual                  Basis
 Calendar Year      Volumes (MMBtu)     Differential per MMBtu
 -------------      ---------------     ----------------------
     2008                  711,000              ($0.84)
     2009                1,320,000              ($0.68)
     2010                1,200,000              ($0.57)

On March 30, 2007 and September 7, 2007, we entered into NGL swaps to hedge the impact of volatility in the spot prices of NGLs. The commodity prices covered by these swaps are the spot prices for ethane, propane, iso-butane, normal butane and natural gasoline reported on the Mont Belvieu, Non-Tet OPIS exchange. We entered into these swaps to offset cash flow volatility from the NGL sales from our interests in the East Binger (Marchand) Unit in Caddo County, Oklahoma, and our Texas Panhandle properties. The following table summarizes, for the periods indicated, our Mont Belvieu, Non-Tet OPIS NGL swaps currently in place for production months July, 2008 through December, 2009.

                      Annual            Average            Price
 Calendar Year     Volumes (Gal)     Price per Gal     Range per Gal
 -------------     -------------     -------------     -------------
     2008             3,145,380      $       1.28      $0.66 - $1.62
     2009             2,265,480      $       1.15          $1.15

Quarterly Report on Form 10-Q

The condensed consolidated financial statements and related footnotes will be available in our June 30, 2008 Form 10-Q, which will be filed on or about August 8, 2008.

Conference Call

As announced on July 31, 2008, Legacy Reserves LP will host an investor conference call to discuss Legacy's results on Thursday, August 7, 2008 at 3:00 p.m. (Central Time). Investors may access the conference call by dialing 877-675-4750. A replay of the call will be available through Monday, August 11, 2008, by dialing 719-457-0820 or 888-203-1112 and entering replay code 8747746, or by going to the Investor Relations tab of Legacy's website (www.LegacyLP.com). We will take live questions from securities analysts and institutional portfolio managers. The complete call is open to all other interested parties on a listen-only basis.

About Legacy Reserves LP

We are an independent oil and natural gas limited partnership headquartered in Midland, Texas, and are focused on the acquisition and development of oil and natural gas properties primarily located in the Permian Basin and Mid-Continent regions of the United States. Additional information is available at www.LegacyLP.com.

The Legacy Reserves logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3201

Cautionary Statement Relevant to Forward-Looking Information

This press release contains forward-looking statements relating to our operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "schedules," "estimated," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are realized oil and natural gas prices; production volumes, lease operating expenses, general and administrative costs and finding and development costs; future operating results and the factors set forth under the heading "Risk Factors" in our 2007 Annual Report on Form 10-K filed March 14, 2008 (File No. 001-33249). Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Legacy undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                         LEGACY RESERVES LP
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (UNAUDITED)

                             Three Months Ended     Six Months Ended
                                  June 30,              June 30,
                            --------------------  --------------------
                              2008        2007      2008        2007
                            ---------  ---------  ---------  ---------
                               (In thousands, except per unit data)
 Revenues:
  Oil sales                 $  48,439  $  16,654  $  84,488  $  28,954
  Natural gas liquid sales      4,781      1,072      8,283      1,177
  Natural gas sales            13,389      5,010     22,625      8,536
                            ---------  ---------  ---------  ---------
   Total revenues              66,609     22,736    115,396     38,667
                            ---------  ---------  ---------  ---------

 Expenses:
  Oil and natural gas
   production                  13,515      6,088     23,042     10,828
  Production and other taxes    4,089      1,481      6,558      2,475
  General and administrative    3,696      2,769      6,714      4,595
  Depletion, depreciation,
   amortization and
   accretion                   10,523      6,811     20,140     12,106
  Impairment of long-lived
   assets                           4        190        108        280
  (Gain) loss on disposal of
   assets                          26        231         75        231
                            ---------  ---------  ---------  ---------

   Total expenses              31,853     17,570     56,637     30,515
                            ---------  ---------  ---------  ---------

   Operating income            34,756      5,166     58,759      8,152

 Other income (expense):
  Interest income                  15         47         71        151
  Interest expense (Notes 2,
   6 and 7)                     1,212       (893)    (2,966)    (1,518)
  Equity in income of
   partnerships                    45         11         87         11
  Realized gain (loss) on
   oil, NGL and natural gas
   swaps                      (15,142)     1,362    (21,908)     3,827
  Unrealized loss on oil,
   NGL and natural gas swaps
   (Notes 6 and 7)           (201,326)    (7,855)  (235,352)   (17,543)
  Other                            (3)        --        (19)         1
                            ---------  ---------  ---------  ---------

   Loss before income taxes  (180,443)    (2,162)  (201,328)    (6,919)

 Income taxes                    (297)        --       (507)        --

   Net loss from continuing
    operations               (180,740)    (2,162)  (201,835)    (6,919)

 Gain on sale of
  discontinued operation        4,954         --      4,954         --

   Net loss                 $(175,786) $  (2,162) $(196,881) $  (6,919)
                            =========  =========  =========  =========

   Net loss from continuing
    operations per unit -
    basic and diluted       $   (5.90) $   (0.08) $   (6.70) $   (0.27)
                            =========  =========  =========  =========

   Gain on discontinued
    operation per unit -
    basic and diluted       $    0.16  $      --  $    0.16  $      --
                            =========  =========  =========  =========

   Net loss per unit -
    basic and diluted       $   (5.74) $   (0.08) $   (6.53) $   (0.27)
                            =========  =========  =========  =========

   Weighted average number
    of units used in
    computing net loss per
    unit - basic and diluted   30,608     25,920     30,141     25,224
                            ---------  ---------  ---------  ---------

                       LEGACY RESERVES LP
             CONSOLIDATED BALANCE SHEET (UNAUDITED)
                     (dollars in thousands)
                                                             June 30,
                                                               2008
                                                            ---------
 ASSETS
 Current assets:
  Cash and cash equivalents                                 $   7,237
  Accounts receivable, net:
   Oil and natural gas                                         30,624
   Joint interest owners                                        4,850
   Affiliated entities and other                                   55
  Fair value of derivatives                                        20
  Prepaid expenses and other current assets                     3,376
                                                            ---------
     Total current assets                                      46,162
                                                            ---------

 Oil and natural gas properties, at cost:
 Proved oil and natural gas properties, using the
  successful efforts method of accounting                     663,136
 Unproved properties                                               78
 Accumulated depletion, depreciation and amortization         (90,289)
                                                            ---------
                                                              572,925
                                                            ---------

 Other property and equipment, net                              1,847
 Operating rights, net                                          5,872
 Fair value of derivatives                                      1,676
 Other assets, net                                              1,076
 Investment in equity method investee                              92
                                                            ---------
 Total assets                                               $ 629,650
                                                            =========

 LIABILITIES AND UNITHOLDERS' EQUITY
 Current liabilities:
   Accounts payable                                         $   1,304
   Accrued oil and natural gas liabilities                     17,572
   Fair value of derivatives                                  100,684
   Asset retirement obligation                                  1,333
   Other                                                        5,028
                                                            ---------
     Total current liabilities                                125,921

 Long-term debt                                               206,000
 Fair value of derivatives                                    218,714
 Asset retirement obligation                                   21,411
 Other long-term liabilities                                      171
                                                            ---------

 Total liabilities                                            572,217
                                                            ---------
 Commitments and contingencies
 Unitholders' equity:
  Limited partners' equity - 31,036,799 units issued and
   outstanding at June 30, 2008                                57,500
  General partner's equity                                        (67)
                                                            ---------
  Total unitholders' equity                                    57,433
                                                            ---------

 Total liabilities and unitholders' equity                  $ 629,650
                                                            =========

                                Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                                ------------------  ------------------
                                  2008      2007      2008      2007
                                --------  --------  --------  --------
                                 (In thousands, except per unit data)
 Revenues:
  Oil sales                     $ 48,439  $ 16,654  $ 84,488  $ 28,954
  Natural gas liquid sales         4,781     1,072     8,283     1,177
  Natural gas sales               13,389     5,010    22,625     8,536
                                --------  --------  --------  --------
   Total revenue                $ 66,609  $ 22,736  $115,396  $ 38,667
                                ========  ========  ========  ========

 Expenses:
  Oil and natural gas
   production                   $ 13,515  $  6,088  $ 23,042  $ 10,828
  Production and other taxes    $  4,089  $  1,481  $  6,558  $  2,475
  General and administrative    $  3,696  $  2,769  $  6,714  $  4,595
  Depletion, depreciation,
   amortization and accretion   $ 10,523  $  6,811  $ 20,140  $ 12,106

 Realized swap settlements
  Realized gain (loss) on oil
   swaps                        $(12,595) $    843  $(19,173) $  2,045
  Realized loss on natural gas
   liquid swaps                 $ (1,012) $    (41) $ (1,733) $    (42)
  Realized gain (loss) on
   natural gas swaps            $ (1,535) $    560  $ (1,002) $  1,824

 Production:
  Oil - barrels                      396       273       775       501
  Natural gas liquids - gallons    2,821       856     5,543       959
  Natural gas - Mcf                1,238       718     2,296     1,306
  Total (MBoe)                       670       413     1,290       742
  Average daily production
   (Boe/d)                         7,363     4,538     7,088     4,099

 Average sales price per unit:
  Oil price per barrel          $ 122.32  $  61.00  $ 109.02  $  57.79
  Natural gas liquid price per
   gallon                       $   1.69  $   1.25  $   1.49  $   1.23
  Natural gas price per Mcf     $  10.82  $   6.98  $   9.85  $   6.54
  Combined (per Boe)            $  99.42  $  55.05  $  89.45  $  52.11

 Average sales price per unit
  (including realized swap
  settlements):
  Oil price per barrel          $  90.52  $  64.09  $  84.28  $  61.87
  Natural gas liquid price per
   gallon                       $   1.34  $   1.20  $   1.18  $   1.18
  Natural gas price per Mcf     $   9.58  $   7.76  $   9.42  $   7.93
  Combined (per Boe)            $  76.82  $  58.35  $  72.47  $  57.27

 NYMEX oil index prices per
  barrel:
  Beginning of Period           $ 101.58  $  65.87  $  95.98  $  61.05
  End of Period                 $ 140.00  $  70.68  $ 140.00  $  70.68

 NYMEX gas index prices per Mcf:
  Beginning of Period           $  10.10  $   7.73  $   7.48  $   6.30
  End of Period                 $  13.35  $   6.77  $  13.35  $   6.77

 Average unit costs per Boe:
  Production costs, excluding
   production and other taxes   $  20.17  $  14.74  $  17.86  $  14.59
  Production and other taxes    $   6.10  $   3.59  $   5.08  $   3.34
  General and administrative    $   5.52  $   6.70  $   5.20  $   6.19
  Depletion, depreciation,
   amortization and accretion   $  15.71  $  16.49  $  15.61  $  16.32

Non-GAAP Financial Measures

This press release, the financial tables and other supplemental information, including the reconciliation of "Adjusted EBITDA" and "Distributable Cash Flow", both of which are non-generally accepted accounting principles ("non-GAAP") measures to their nearest comparable generally accepted accounting principles ("GAAP") measure, may be used periodically by management when discussing our financial results with investors and analysts. All such information is also available on our website under the Investor Relations link.

"Adjusted EBITDA" and "Distributable Cash Flow" should not be considered as alternatives to GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

Adjusted EBITDA is defined in our revolving credit facility as net income (loss) plus:

 * Interest expense;

 * Income taxes;

 * Depletion, depreciation, amortization and accretion;

 * Impairment of long-lived assets;

 * (Gain) loss on sale of partnership investment;

 * (Gain) loss on disposal of assets;

 * Unit-based compensation expense arising from equity-based awards;

 * Equity in (income) loss of partnerships;

 * Cash settlements of unit options; and

 * Unrealized (gain) loss on oil and natural gas swaps.

Distributable Cash Flow is defined as Adjusted EBITDA less:

 * Cash interest expense; and

 * Development capital expenditures.

Adjusted EBITDA and Distributable Cash Flow are presented as management believes they provide additional information and metrics relative to the performance of our business, such as the cash distributions we expect to pay to our unitholders, as well as our ability to meet our debt covenant compliance tests. Management believes that these financial measures indicate to investors whether or not cash flow is being generated at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA and Distributable Cash Flow may not be comparable to a similarly titled measure of other publicly traded limited partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA in the same manner.

The following table presents a reconciliation of our consolidated net loss to Adjusted EBITDA and Distributable Cash Flow:

 ---------------------------------------------------------------------
                             Three Months Ended     Six Months Ended
                            --------------------  --------------------
                                  June 30,              June 30,
                            --------------------  --------------------
                              2008        2007      2008        2007
                            ---------  ---------  ---------  ---------
                                       dollars in thousands

 Net Loss                   $(175,786) $  (2,162) $(196,881) $  (6,919)
  Plus:
   Interest expense            (1,212)       893      2,966      1,518
   Income taxes                   297         --        507         --
   Depletion, depreciation,
    amortization and
    accretion                  10,523      6,811     20,140     12,106
   Impairment of long-lived
    assets                          4        190        108        280
   (Gain) loss on sale of
    assets                     (4,942)       231     (4,942)       231
   Compensation expense on
    options and  restricted
    units                       1,338        864      1,477      1,012
   Unrealized (gain) loss
    on oil and natural gas
    swaps                     201,326      7,855    235,352     17,543
                            ---------  ---------  ---------  ---------
 Adjusted EBITDA            $  31,548  $  14,682  $  58,727  $  25,771
                            =========  =========  =========  =========

  Less:
   Cash interest expense        1,787        189      3,664        962
   Cash settlement of unit
    options                        34         --         34         --
   Development capital
    expenditures                4,388      4,276      7,377      7,976
                            ---------  ---------  ---------  ---------
 Distributable Cash Flow    $  25,339  $  10,217  $  47,652  $  16,833
 ---------------------------------------------------------------------

CONTACT:  Legacy Reserves LP
          Steven H. Pruett, President and Chief Financial Officer
          432-689-5200